Oyster Point Pharma Reports Fourth Quarter and Full Year 2019 Financial Results and Recent Business Highlights

ONSET-2 Phase 3 Top-Line Data Expected by End of Q2 2020

Cash and Cash Equivalents of $139.1 million as of December 31, 2019

Conference Call and Webcast Scheduled for 4:30 pm ET

PRINCETON, N.J., Feb. 27, 2020 [BUSINESS WIRE] -- Oyster Point Pharma, Inc. (Nasdaq: OYST), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class pharmaceutical therapies to treat ocular surface diseases, announced its financial results for the fourth quarter and full year 2019, and provided an overview of recent business highlights.

“The Oyster Point Pharma team has continued to make excellent progress toward the goal of bringing OC-01 nasal spray to patients with Dry Eye Disease with the MYSTIC study achieving its primary endpoint in Q1 2020 and positive top-line results from the ZEN clinical trial in Q4 2019. I am thankful for all the hard work and dedication of the team and what we have accomplished together in 2019,” said Dr. Jeffrey Nau, Chief Executive Officer of Oyster Point Pharma. “We expect 2020 to be another transformative year with ONSET-2 Phase 3 top-line data expected by the end of Q2 and a planned NDA submission during the second half of 2020. Other expected key milestones include filing an IND for OC-01 nasal spray in subjects with Neurotrophic Keratitis and continued pipeline development to treat other diseases of the ocular surface.”

Recent Business Highlights

•MYSTIC Phase 2 Top-line Data Met Primary Endpoint: In January 2020, Oyster Point Pharma released top-line data from its Phase 2 MYSTIC study. Top-line results demonstrate that the OC-01 nasal spray showed a statistically significant improvement in Schirmer’s score at Day 84 in both doses tested compared to vehicle control nasal spray. The MYSTIC study was a randomized, single-masked, vehicle-controlled Phase 2 clinical trial that evaluated the safety and efficacy of OC-01 in 123 subjects with Dry Eye Disease. The study compared two different doses of OC-01 nasal spray to vehicle control nasal spray (1:1:1 randomization). The goal of this study was to assess the safety and efficacy of twice daily dosing of OC-01 nasal spray administered for 84 days. The pre-specified primary endpoint was the assessment of tear production as measured by mean change in Schirmer’s score at Day 84 as compared to vehicle control.

•Strengthened Commercial Leadership Team: Oyster Point Pharma has continued to strengthen its capabilities with new hires across the organization. In January 2020, the company added senior professionals to further support commercial planning capabilities in the Sales and Commercial Operations and the Market Access, Trade, and Patient Services teams, and to reinforce its existing marketing capabilities.

•ZEN Phase 1 Top-line Data: In November 2019, Oyster Point Pharma released top-line data from the Phase 1 ZEN study in healthy volunteers. The ZEN study was an open-label, single-center, randomized, two-way crossover study to evaluate the relative bioavailability of varenicline administered as a nasal spray (OC-01 nasal spray) compared to varenicline administered orally. Top-line results demonstrate that OC-01 nasal spray was safe and well tolerated at the doses tested. The relative bioavailability was 13 times lower for a single dose of the highest strength of OC-01 nasal spray as compared to a single dose of the highest strength commercially available varenicline. Oyster Point Pharma intends to submit the results of the

ZEN study together with the data from the ONSET-1 and ONSET-2 studies in support of a 505(b)(2) NDA to the FDA in the second half of 2020.

•Initial Public Offering: In November 2019, Oyster Point Pharma closed its IPO of 5,750,000 shares of its common stock at a price to the public of $16.00 per share, which included the exercise in full by the underwriters of their option to purchase up to 750,000 additional shares. Oyster Point Pharma received gross proceeds of $92.0 million from the offering. Upon closing the IPO, all outstanding shares of redeemable convertible preferred stock outstanding converted into an aggregate of 14,193,281 shares of common stock.

Fourth Quarter 2019 Financial Results

•R&D Expenses: Total research and development expenses for the fourth quarter of 2019 were $15.0 million compared to $3.3 million for the same period in 2018. The increase in research and development expenses was primarily due to clinical development of OC-01 and reflected an increase in fees due to CROs and CMOs of $6.1 million, increase of $5.0 million related to the license acquisition payment made to Pfizer and an increase in payroll and personnel-related expenses, including salaries and bonuses, benefits and stock-based compensation expense, of $0.6 million.

•G&A Expenses: Total general and administrative expenses for the fourth quarter of 2019 were $5.1 million compared to $0.7 million for the same period in 2018. The increase in general and administrative expenses was primarily due to the expansion of the organization and reflected an increase in payroll and personnel-related expenses, including salaries, benefits and stock-based compensation expense, of $1.8 million, an increase in professional services and other expenses incurred in relation to the IPO process and operating as a public company of $1.5 million, an increase in marketing expenses of $0.4 million, an increase in facilities expenses, consisting primarily of rent and depreciation, of $0.1 million; and an increase in other general and administrative expenses of $0.6 million.

•Net Loss: For the fourth quarter of 2019, Oyster Point Pharma had a net loss of $19.7 million, or $1.41 per share, compared to a net loss of $4.0 million, or $2.84 per share, for the same period in 2018.

•Cash Position: As of December 31, 2019, cash and cash equivalents were $139.1 million, compared to $5.2 million as of December 31, 2018.

Full Year 2019 Financial Results

•R&D Expenses: For the full year ended December 31, 2019, total research and development expenses were $33.6 million, compared to $13.8 million for the same period in 2018. The increase in research and development expenses was primarily due to clinical development of OC-01 and reflected an increase in fees due to CROs and CMOs of $12.5 million, an increase of $5.0 million related to the license acquisition payment made to Pfizer and an increase in payroll and personnel-related expenses, including salaries and bonuses, benefits and stock-based compensation expense, of $2.3 million.

•G&A Expenses: For the full year ended December 31, 2019, total general and administrative expenses were $13.7 million, compared to $3.0 million for the same period in 2018. The increase in general and administrative expenses was primarily due to the expansion of the organization and reflected an increase in payroll and personnel-related expenses, including salaries, benefits and stock-based compensation expense, of $4.4 million, an increase in professional services and other expenses incurred in relation to the IPO process and operating as a public company of $3.5 million, an increase in marketing expenses of $1.5 million, an increase in facilities expenses, consisting primarily of rent and depreciation, of $0.3 million; and an increase in other general and administrative expenses of $1.0 million.

•Net Loss: For the years ended December 31, 2019 and 2018, Oyster Point Pharma had net losses of $45.7 million, or $9.97 per share, and $16.5 million, or $11.69 per share, respectively.

Conference Call Details and Webcast

Oyster Point Pharma will host a live conference call and webcast today at 4:30 pm Eastern Time to discuss financial results and provide a business update. To access the live call by phone, please dial (855) 548-1220 (US/Canada) or (602) 563-8619 (International). The conference ID number is 7629658. The webcast will be made available on the company’s website at www.oysterpointrx.com under the “Events & Presentations” section of the company’s website at https://edge.media-server.com/mmc/p/s7rze7iw. A replay of the webcast will be available for approximately 30 days following the live audio webcast.

About Oyster Point Pharma

Oyster Point Pharma is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class pharmaceutical therapies to treat ocular surface diseases. Oyster Point Pharma’s lead product candidate, OC-01 nasal spray, a highly selective nicotinic acetylcholine receptor (nAChR) agonist, is being developed as a nasal spray to treat the signs and symptoms of dry eye disease. OC-01 nasal spray’s novel mechanism of action re-establishes tear film homeostasis by activating the trigeminal parasympathetic pathway to stimulate the glands and cells responsible for natural tear film production, known as the lacrimal functional unit (LFU).

About Dry Eye Disease

Dry eye disease is a chronic, progressive condition that impacts more than 30 million Americans and is growing in prevalence. An estimated 16 million U.S. adults have been diagnosed with dry eye disease, a multifactorial condition of the ocular surface characterized by disruption of the tear film. A healthy tear film protects and lubricates the eyes, washes away foreign particles, contains growth factors and antimicrobial components to reduce the risk of infection, and creates a smooth surface that contributes refractive power for clear vision. Dry eye disease can have a significant impact on a person’s day-to-day quality of life, as it can cause persistent stinging, scratching, burning sensations, sensitivity to light, blurred vision, and eye fatigue. Despite the large prevalence of dry eye and the burden of the disease, there remains a significant unmet need for effective therapies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions and on information currently available to us. The forward-looking statements in this press release represent our views as of the date of this press release. These statements may include but are not limited to statements regarding future events or future financial and operating performance and our plans for and the anticipated benefits of new hires, our product candidates, the timing, objectives and results of the clinical studies and anticipated regulatory and development milestones. Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. Important factors that could cause our actual results to differ materially are detailed from time to time in the reports we file with the

Securities and Exchange Commission, copies of which are posted on our website and are available from us without charge. However, new risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risk factors and uncertainties.

Oyster Point Pharma, Inc.
Select Balance Sheet Data
(in thousands)

	December 31, 2019	December 31, 2018
Cash and cash equivalents	$139,147	$5,228
Working capital*	$136,781	$4,678
Total assets	$143,209	$5,704
Redeemable convertible preferred stock**	$—	$43,001
Stockholders’ equity (deficit)	$137,298	$(38,243)

*Working capital is defined as current assets less current liabilities.
**All redeemable convertible preferred stock was converted into common stock in conjunction with the IPO in November 2019.

Oyster Point Pharma, Inc.
Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Three months ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(Unaudited)

Operating expenses:
Research and development	$15,034	$3,345	$33,628	$13,755
General and administrative	5,127	704	13,673	2,981
Total operating expenses	20,161	4,049	47,301	16,736
Loss from operations	(20,161)	(4,049)	(47,301)	(16,736)
Interest income	437	38	1,590	233
Net loss and comprehensive loss	$(19,724)	$(4,011)	$(45,711)	$(16,503)
Net loss per share attributable to common stockholders, basic and diluted	$(1.41)	$(2.84)	$(9.97)	(11.69)

Weighted-average outstanding shares used in computing net loss per share attributable to common stockholders, basic and diluted	13,993,730	1,411,966	4,585,146	1,411,966

Media Contact
Lisa Rivero
Syneos Health
(781) 425-4676
media@oysterpointrx.com

Investor Contact
Tim McCarthy
LifeSci Advisors, LLC
(212) 915-2564
investors@oysterpointrx.com